Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

July 22, 2021

Caribou Biosciences, Inc.

2929 7th Street, Suite 105

Berkeley, CA 94710

Ladies and Gentlemen:

We have acted as counsel to Caribou Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-257604) (such registration statement, as amended through the date hereof, the “Original Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of shares of common stock, par value $0.0001 per share of the Company (the “Common Stock”), as set forth in the prospectus included in the Original Registration Statement, and a registration statement relating to the Initial Registration Statement filed pursuant to Rule 462(b) promulgated under the Act (the “Post-Effective Amendment,” and together with the Initial Registration Statement, the “Registration Statement”). The Post-Effective Amendment relates to the registration of 2,300,000 shares of Common Stock of the Company (the “Additional Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of the Registration Statement and the related prospectus (the “Prospectus”), the certificate of incorporation and bylaws of the Company, as amended through the date hereof, and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinion set forth below.

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;

b.	the legal capacity of natural persons;

c.	the authenticity of all documents submitted to us as originals;

d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies;

e.	as to matters of fact, the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company;

f.

the board of directors of the Company or a duly constituted and acting committee of such board of directors will have taken all action necessary to set the public offering price of the Additional Shares; and

g.	with respect to the issuance of the Additional Shares, the amount of valid consideration paid in respect of such Additional Shares will equal or exceed the par value of such Additional Shares.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Additional Shares are issued and sold by the Company in the manner contemplated in the Registration Statement and Prospectus against payment therefor, the Additional Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law. This opinion letter speaks only as of its date.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP